     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1999
                          REGISTRATION NO. 333-52731

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                       SECURITIES AND EXCHANGE COMMISSION

                      ------------------------------------

      POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1 REGISTRATION STATEMENT ON
                                    FORM S-3
                              PURSUANT TO RULE 401
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                          ROCKY MOUNTAIN INTERNET, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                          04-3153858
    (State or other jurisdiction of                           (I.R.S. Employer
    incorporation or organization)                           Identification No.)

                             CHRISTOPHER J. MELCHER
                          ROCKY MOUNTAIN INTERNET, INC.
                        999 EIGHTEENTH STREET, SUITE 2201
                                DENVER, COLORADO
                                 (303) 672-0700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                                    COPY TO:

                               JEFFREY M. KNETSCH
                   BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 223-1100

                      ------------------------------------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS

                  SUBJECT TO COMPLETION. DATED APRIL 22, 1999.

                          ROCKY MOUNTAIN INTERNET, INC.

                        9,089,759 SHARES OF COMMON STOCK

                    3,992,100 COMMON STOCK PURCHASE WARRANTS


         This prospectus will allow us to issue up to 6,436,775 shares of common stock over time upon exercise of warrants we have already issued. If the warrant holders exercise their warrants and receive common stock, they may also use this prospectus to resell their common stock. The selling security holders listed on pages 16-17 of this prospectus are also offering up to 2,652,984 shares of common stock and warrants to purchase up to 3,992,100 shares.


         We will not receive any proceeds from the sale of common stock or warrants by the selling security holders. We will, however, receive proceeds if warrant holders pay cash to exercise their warrants.


         Our common stock is traded on the Nasdaq National Market under the symbol "RMII" and our publicly traded common stock purchase warrants are traded on the National Market under the symbol "RMIIW." On April 21, 1999, the last reported sale price of our common stock was $___ per share and the last reported sale price of our common stock purchase warrants was $___ per warrant.


         The common stock may be sold on the Nasdaq National Market at prevailing market prices, in negotiated transactions, or otherwise. See "Plan of Distribution."


    SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD
         CONSIDER BEFORE BUYING THE WARRANTS OR SHARES OF COMMON STOCK.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is April ___, 1999.

                                  RISK FACTORS


         You should carefully consider the risks described below before making an investment decision.


WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES


         We started our business in 1993 and began offering Internet access services in 1994. We have incurred operating losses in every year of our existence. We incurred net losses of $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997 and $10.7 million for year ended December 31, 1998. As of December 31, 1998, we have an accumulated deficit of $17.4 million. We may never be profitable.


         In 1998, a proposed merger transaction with Internet Communications Corporation and related financing transactions was terminated. As a result, we recorded costs, expenses and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that we issued. Although we are attempting to agree on a schedule for the payment of these expenses that is satisfactory to all parties, we cannot assure that we will be able to reach an agreement with all parties. If we are unsuccessful, we do not currently have the ability to pay all of these expenses.


IF WE ARE UNABLE TO RAISE FUNDS TO FINANCE OUR GROWTH, YOUR INVESTMENT COULD BE ADVERSELY AFFECTED


         We intend to expand or open new access sites or make other capital investments as dictated by subscriber demand and strategic considerations. To open new dial-up access sites, known in our industry as points of presence or POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand our subscriber base nationwide, we will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:


         -      fund growth, operating losses, and increased expenses;


         -      implement our acquisition strategy;


         - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and


         -      respond to unanticipated developments or competitive pressures.


We will require additional funds through equity, debt, or other external financing in order to fund our current operations and to achieve our business plan. We cannot assure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.


COMPETITION IN OUR INDUSTRY IS INTENSE AND IS LIKELY TO INCREASE


         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:


         - established online services, such as America Online, the Microsoft Network, CompuServe and Prodigy;


         - local, regional and national Internet service providers, such as MindSpring, Earthlink, Network, Inc., Internet America and PSINet;

         - national telecommunications companies, such as AT&T Corp., MCI WorldCom, Inc., Sprint and GTE;


         - regional Bell operating companies, such as BellSouth and SBC Communications;


         - computer hardware and software companies, such as International Business Machines and Microsoft Corporation; and


         -      online cable services, such as At Home and Roadrunner.


Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.


WE MAY NOT BE ABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG-DISTANCE TELEPHONE MARKET


         In 1998, we entered the long distance telephone market. We will compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, MCI WorldCom and Sprint and new entrants to the long distance market. Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing and other resources. We will face stiff price competition and may not be able to compete.


         Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. There are numerous operating complexities associated with providing these services. We will be required to develop new products, services and systems and will need to develop new marketing initiatives to sell these services. Our inability to overcome any of these operating complexities could have a material adverse effect on us.


WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE


         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to


         -      use leading technologies to develop our technical expertise;


         -      enhance our existing services; and


         - develop new services that meet changing member needs on a timely and cost-effective basis.


In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our business.


         Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.


         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that our subscribers and we use. We must develop new technology or modify our existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. We may not succeed in adapting our Internet access business to new and faster access devices.


ANY DECLINE IN OUR MEMBER RETENTION LEVELS OR OUR PRICES WILL ADVERSELY AFFECT
US


         Our new member acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing members. While we continue to invest significant resources in our infrastructure and technical and member support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help member retention. Any significant loss of members will substantially decrease our revenue and cause our business to suffer.


         As a result of competitive pricing pressures in the market for Internet services, we reduced the prices we charge our Internet customers during 1995, 1997 and 1998. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and we expect that such further price reductions could adversely effect our results of operations, unless we can lower our costs commensurate with such price decreases.


OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET


         Our future success substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow as it has in the past, we cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth will slow or stop and our financial results will suffer.


IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS WILL SUFFER


         Our rapid growth has and will place a significant strain on our managerial, operational, financial and information systems resources. To accommodate our increasing size and manage our growth, we must continue to implement and improve these systems and attract, train, manage and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, we must:


         - closely monitor service quality, particularly through third-party "POPs";


         - acquire and install necessary equipment and telecommunications facilities;


         - create and implement marketing strategies in new and existing markets;


         - employ qualified personnel to provide technical and marketing support for new sites; and


         - continue to expand our managerial, operational, and financial resources to support expansion.


Although we are taking steps to manage our growth effectively, we may not succeed. If we fail to successfully manage our growth, our ability to maintain and increase our member base will be impaired and our business will suffer.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS


         Since January 1998, we have acquired the stock or assets of eight companies and may acquire another company, UStel, Inc. in the next few months. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and subscriber accounts. Acquisitions often involve a number of special risks, including the following:


         - we may experience difficulty integrating acquired operations and personnel;

         -      we may be unable to retain acquired subscribers;


         -      the acquisition may disrupt our ongoing business;


         - we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;


         - the businesses we acquire may fail to achieve the revenues and earnings we anticipated;


         - we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and


         - our resources may be diverted in asserting and defending our legal rights.


We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:


         -      diluting your ownership interest;


         -      causing us to incur additional debt; and


         - forcing us to amortize expenses related to goodwill and other intangible assets.


Any of these factors could have a material adverse effect on our business.


WE HAVE BEEN SUED FOR AN ALLEGED BREACH OF A MERGER AGREEMENT


         In June 1998, we announced that we had entered into a merger agreement to acquire Internet Communications Corporation. On October 13, 1998, we announced that we had terminated the merger agreement due to, among other things, Internet Communications Corporation's failure to satisfy certain obligations under the merger agreement. On October 14, 1998, Internet Communications Corporation filed a lawsuit against us in Denver District Court claiming $30 million in damages and alleging, among other things, that we breached the merger agreement and had made misrepresentations to them with respect to the proposed merger transaction. We have filed several counterclaims against Internet Communications Corporation. Our counterclaims allege that the merger failed because of the actions and misrepresentations of Internet Communications Corporation and its agents. We are seeking damages in excess of $175 million. We believe Internet Communications Corporation's claims are without merit, and intend to conduct a vigorous defense. We also intend to vigorously pursue our counterclaims against Internet Communications Corporation. However, we may not prevail in our defense or in any counterclaims. We hope that we can resolve the dispute without the necessity for a trial, but we may not succeed. If the dispute cannot be resolved quickly, we will incur additional litigation costs and the litigation may hamper our ability to obtain additional financing. An unfavorable outcome could have a material adverse affect on our business.


IF WE DO NOT SUCCEED IN OBTAINING SUFFICIENT NETWORK CAPACITY FROM OUR INTERNAL AND LEASED NETWORK, WE MAY LOSE CUSTOMERS


         Our success depends, in part, on the capacity, reliability and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:


         - particular dial-up POPs affecting only members attempting to use that particular point of presence; and


         - system wide services, such as e-mail and news services, which can affect all members.

These capacity constraints result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause members to terminate their membership with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing subscriber requirements on a timely basis or at a commercially reasonable cost.


         In order to provide Internet access and other on-line services to our customers, we lease long distance fiber optic telecommunications lines from multiple national telecommunications service providers. We are dependent upon these providers of data communications facilities. In addition, we have a wholesale usage agreement with PSINet, which allows us to provide dial-up and "switched" network access to our customers through PSINet's 235 POPs throughout the United States. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. Moreover, PSINet provides network access to some of our competitors. PSINet could choose to grant these competitors preferential network access, potentially limiting our members' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.


SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS


         We must protect our infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network hub for all of our customers. Moreover, because we lease our lines from long distance telecommunications companies and regional Bell operating companies, we are dependent upon these companies for physical repair and maintenance of the leased lines. We maintain multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures and similar events. However, the occurrence of a natural disaster or other unanticipated problems at our network operations center or any of our POPs may cause interruptions in the services we provide. In addition, failure of our telecommunications providers to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on us.


OUR NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICE


         The future success of our business will depend on the security of our network and the networks of third parties over which we have no control. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins and similar disruptive problems caused by subscribers or other Internet users. Any breach of our network security or other inappropriate use of our network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our subscribers. Our subscribers, in turn, could terminate their membership or assert claims against us.


         Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to our subscribers or us or deter potential customers from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.


         To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. As a result, subscribers or others may assert claims of liability against us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS


         We rely on traditional telecommunications carriers to transmit our traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. We may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.


         We also depend on certain suppliers of hardware and software components. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Bay Networks, Inc. and Lucent Technologies, Inc. The expansion of our network places a significant demand on our suppliers, some of which have limited production capacity. In the past, we have experienced delays in delivery of new telephone lines, modems, terminal servers and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to Rocky Mountain Internet. If our suppliers cannot meet increased demand and we are not able to develop alternative sources of supply, we could experience delays and increased costs in expanding our network, difficulty in providing our services and the loss of dissatisfied customers.


WE MAY NOT SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS OR AVOID CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS


         Our success is dependent in part on our technology and other proprietary rights. To protect our rights, we rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions. We cannot be sure that these steps will be adequate to prevent misappropriation or infringement of our intellectual property. Nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to our proprietary property and technology.


         In our industry, competitors often assert intellectual property claims against one another. The success of our business depends on our ability to assert and defend our intellectual property rights. Future litigation may have an adverse impact on our financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in our favor. If a claim is asserted alleging that we infringed the proprietary technology or information of a third party, we may be required to seek licenses for such intellectual property. We cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on our business.


MR. HANSON HAS A CONTROLLING INTEREST IN ROCKY MOUNTAIN INTERNET WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN


         Our chief executive officer, Douglas Hanson has a controlling interest in Rocky Mountain Internet through his direct ownership of common stock, ability to exercise outstanding warrants and options, and voting rights agreements. As a result, Mr. Hanson has voting control of Rocky Mountain Internet and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with Mr. Hanson's management decisions.


         As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.


MARKET PRICE OF OUR SECURITIES MAY FALL IF OTHER SECURITY HOLDERS SELL THEIR
STOCK


         As of the date of this offering, we have 9,962,794 shares of common stock outstanding. However, we have reserved approximately 10,500,000 additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, conversion of preferred stock, and prior acquisitions. If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock and our publicly traded warrants could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate. We have issued and plan to issue additional convertible equity and debt securities in the future. If these securities are exercised or converted, you may experience significant dilution in the market value of your stock.


OUR STOCK PRICE IS HIGHLY VOLATILE


         In the past, our common stock and publicly traded warrants have traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock.


         In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.


FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE


         Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:


         - costs associated with gaining and retaining members and capital expenditures for upgrading our systems and infrastructure;


         - timing and market acceptance of new and upgraded Internet service introductions, technologies and services by us and our competitors;


         - loss of subscribers, seasonal fluctuations in demand for our services;


         -      downward pressure on prices due to increased competition;


         - changes in our operating expenses, including telecommunications costs; and


         -      the effect of potential acquisitions.


Fluctuations caused by these and other factors could cause our business to suffer.


WE HAVE NO INTENTION TO PAY DIVIDENDS


         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.


WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION


         We provide Internet services through data transmissions over public telephone lines and cable networks. The Federal Communications Commission governs these transmissions and establishes charges and terms for communications. As an Internet access provider, we are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than the regulations applicable to businesses generally. However, we could become subject to Federal Communications Commission or other regulatory agency regulation especially as Internet services and telecommunication services converge. Changes in the regulatory environment could decrease our revenue and increase our costs. For example, the Federal Communications Commission may decide that Internet-based telephone services should be subject to pay carrier access charges on the same basis as traditional telecommunications companies.

         The Federal Telecommunications Act of 1996 imposed fines on Internet service providers, in part, for providing access to indecent and obscene services. The United States Supreme Court found this part of the unconstitutional in June of 1997. However, on March 12, 1998, the Senate Commerce Committee approved two bills that attempt to reconstruct these unconstitutional provisions. Although it is too early to determine the ultimate course of these bills, and to evaluate the constitutionality of the proposals, these provisions, if enacted and upheld, could expose ISPs such as Rocky Mountain Internet to liabilities.


         Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC currently is considering:


         - whether Internet service providers are regulated telecommunications providers;


         - whether Internet service providers are required to contribute to the Universal Service Fund; and


         - how various companies in the Internet and telecommunications industries should be classified.


IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES, OUR BUSINESS WILL BE ADVERSELY
AFFECTED


         Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Douglas H. Hanson, our Chief Executive Officer and Chairman of the Board of Directors, and Mary Beth Vitale, our President and Chief Operating Officer. The loss of Mr. Hanson, Ms. Vitale or other senior managers could have a materially detrimental effect on us. Ms. Vitale is the only executive with an employment agreement. All other members of our senior management team can terminate their employment at any time. We do not maintain key person life insurance on any of our personnel. If we fail to attract, hire or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.


OUR FAILURE TO ENSURE THAT OUR SYSTEMS OR OUR CUSTOMERS AND SUPPLIERS SYSTEMS ARE YEAR 2000 COMPLIANT COULD LEAD TO A MAJOR SYSTEM FAILURE THAT COULD ADVERSELY AFFECT OUR BUSINESS


         The Year 2000 problem is the result of computer programs that use two digits rather than four to define the applicable year. On January 1, 2000, computer equipment and programs that have time-sensitive software may not be able to distinguish whether "00" means 1900 or 2000. Incompatible date coding could cause a major system failure or could create erroneous results. We may also be vulnerable to other companies' Year 2000 issues.


         Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products. In particular, we depend heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect business.


         Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, our business could be materially and adversely affected.


         We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our business could be materially and adversely affected.

         We have established a program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $50,000 in connection with the implementation of the program. We expect to incur an additional $150,000 to $200,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs that may be incurred to expand the program for systems and products that we may acquire later in 1999. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our business.


         Furthermore, we have not developed a Year 2000 contingency plan to identify and address significant Year 2000 risks.


                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS


         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.


         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:


         -      we may lose subscribers or fail to grow our subscriber base;


         - we may not successfully integrate new subscribers or assets obtained through acquisitions;


         -      we may fail to compete with existing and new competitors;


         -      we may not be able to sustain our current growth;


         - we may not adequately respond to technological developments impacting the Internet;


         - we may fail to identify and correct a significant Year 2000 compliance problem and experience a major system failure;


         -      we may fail to settle outstanding litigation; and


         -      we may not be able to find needed financing.


This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."

                               RECENT DEVELOPMENTS


         On March 10, 1999, UStel, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Western District of Washington. Since filing for bankruptcy, UStel, Inc. had been in negotiations with various parties interested in acquiring all or substantially all of its assets.


         On April 7, 1999, we entered a preliminary agreement to acquire the assets of UStel, Inc., a regional long-distance telecommunications company headquartered in Seattle, Washington. In accepting our preliminary agreement with UStel, the United States Bankruptcy Court conferred the status of "preferred bidder and acquirer" on us. However, final approval of the acquisition by the Bankruptcy Court is subject to three significant conditions. Specifically, we must negotiate and execute the following agreements, all of which must be deemed satisfactory to the Bankruptcy Court:


         - a financing agreement with Goldman Sachs, LP, the senior secured creditor, to provide us with all the funds necessary to purchase UStel, and to operate UStel for at least the following year;


         - an agreement with the wholesale long-distance carrier for UStel, MCI WorldCom, which provides continued long-distance services for a reasonable period of time; and


         - commercial lease agreements which ensure uninterrupted continuation of UStel business activities.


Because these conditions may never be realized, we cannot be sure that we will be able to acquire the assets of UStel. Even if we succeed in acquiring the assets of UStel, we may not succeed in integrating the acquired assets and personnel. Further, we may not be able to retain acquired customers. See "Risk Factors - We may not be able to compete in the local exchange and long-distance telephone market" and "-- We are subject to risks associated with acquisitions."


                            DESCRIPTION OF SECURITIES


COMMON STOCK


         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on August 14, 1996. We have incorporated our Registration Statement on Form 8-A by reference.


         In this prospectus, we are offering shares of our common stock upon exercise of outstanding warrants. A description of the terms of these warrants follows.


WARRANTS


         IPO WARRANTS. In conjunction with our initial public offering in 1996, we issued 1,365,000 warrants to purchase shares of our common stock. We refer to these warrants as the "IPO Warrants." The exercise price and the number of shares issuable upon exercise of the IPO Warrants are subject to adjustment to prevent dilution in the event that we:


         - sell shares of our common stock at a price less than the warrant exercise price then in effect;


         - sell options, rights, or warrants to purchase common stock or other securities convertible into common stock at a price less that the warrant exercise price;


         -      issue common stock as a dividend to common stockholders; or


         - subdivide or combine the outstanding common stock into a greater or lesser number of shares.


The IPO Warrants expire on September 5, 1999 and have a current exercise price of $3.07 per share, after giving effect to dilution provisions. This prospectus covers the 1,479,019 shares of our common stock issuable upon exercise of the remaining IPO Warrants, after giving effect to dilution provisions.


         Subject to prior approval under the securities law and regulations of the states in which the IPO Warrant holders live, we have the right to redeem the remaining IPO Warrants at $0.25 per warrant. Generally, we must notify IPO Warrant holders in writing at least 30 days before the redemption date. However, we can notify the IPO Warrant holders in as few as five days if we meet the following conditions:


         -      our common stock is eligible to trade on Nasdaq; and


         - the average closing bid price of our common stock equals or exceeds $5.25 per share for any period of 20 consecutive days.


If we exercise our option to redeem the IPO Warrants at a time when the current market price of our common stock exceeds the $3.07 per share exercise price of the IPO Warrants, we believe that holders will exercise their IPO Warrants. However, there is no assurance that we will receive any proceeds from the warrants, including the IPO Warrants.


         IPO UNIT WARRANTS AND UNDERWRITER IPO WARRANTS. In conjunction with our initial public offering in 1996, we also issued 136,500 unit warrants to the underwriter, Neidiger Tucker Bruner, Inc, and to certain affiliates of the underwriter. Each unit warrant entitles the holder to purchase 136,500 units of our securities, with each unit consisting of one share of common stock and one common stock purchase warrant. We refer to these unit warrants as the "IPO Unit Warrants" and to the common stock purchase warrants as "Underwriter IPO Warrants." This prospectus covers:


         - the 67,100 Unit Warrants that have not been previously sold prior to the date of this prospectus;


         - the 67,100 shares of common stock issuable upon exercise of the remaining Unit Warrants; and


         - the 103,310 shares of common stock issuable upon exercise of the remaining Underwriter IPO Warrants.


The following table summarizes the terms of the Unit Warrants and the Underwriter IPO Warrants.



         Type of Warrant              Exercise Price        Expiration Date
  -------------------------------    -----------------    -------------------
  IPO Unit Warrants                       $4.20            September 5, 2001
  Underwriter IPO Warrants                $4.61            September 5, 2001



The exercise price and the number of shares issuable upon exercise of the Underwriter IPO Warrants are subject to adjustment to prevent dilution. Warrant holders may exercise their Unit Warrants and Underwriter IPO Warrants by redeeming outstanding warrants in lieu of paying the cash exercise price.


         PRIVATE PLACEMENT WARRANTS. In conjunction with our 1997 private placement, we issued warrants to purchase shares of our common stock. We refer to these warrants as the "Private Placement Warrants. The exercise price and the number of shares issuable upon exercise of the Private Placement Warrants are subject to adjustment to prevent dilution. This prospectus covers the 257,371 shares of our common stock issuable upon exercise of the remaining Private Placement Warrants, after giving effect to dilution provisions. The Private Placement Warrants expire on June 13, 2000 and have an exercise price of $2.56 per share, after giving effect to dilution provisions.


         PRIVATE PLACEMENT UNIT WARRANTS AND UNDERWRITER PRIVATE PLACEMENT WARRANTS. In conjunction with our 1997 private placement, we issued 31,050 unit warrants to the underwriter, Neidiger Tucker Bruner, Inc, and to certain affiliates of the underwriter. Each unit warrant entitles the holder to purchase 31,050 units, with each unit consisting of two shares of common stock and one common stock purchase warrant. We refer to these unit warrants as the "Private Placement Unit Warrants" and to the common stock purchase warrants as "Underwriter Private Placement Warrants." This prospectus covers:

         - the 53,800 shares of common stock issuable upon exercise of the remaining Private Placement Unit Warrants; and


         - the 31,473 shares of common stock issuable upon exercise of the remaining Underwriter Private Placement Warrants.


The following table summarizes the terms of the Private Placement Unit Warrants and the Underwriter Private Placement Warrants:



               Type of Warrant           Exercise Price      Expiration Date
---------------------------------------  ----------------   -----------------
Private Placement Unit Warrants               $1.90           June 13, 2002
Underwriter Private Placement Warrants        $2.56           June 13, 2002



The exercise price and the number of shares issuable upon exercise of the Underwriter Private Placement Warrants are subject to adjustment to prevent dilution. Warrant holders may exercise their Underwriter Private Placement Warrants by redeeming outstanding warrants in lieu of paying the cash exercise price.


         HANSON WARRANTS. In March of 1998, we issued warrants to purchase 4,000,000 shares of our common stock to Douglas H. Hanson, our chairman and chief executive officer. We refer to these warrants as the "Hanson Warrants." Mr. Hanson has exercised Hanson Warrants to purchase 75,000 shares of our common stock. This prospectus covers the remaining Hanson Warrants to purchase 3,925,000 shares of our common stock and the 3,925,000 shares of common stock issuable upon exercise of the remaining Hanson Warrants. The Hanson Warrants expire in September 1999 and have an exercise price of $1.90 per share.


         BRIDGE LOAN WARRANTS. In conjunction with a bridge loan we received in July 1998, we issued warrants to purchase 560,000 shares of our common stock to our creditors. We refer to these warrants as the "Bridge Loan Warrants." The Bridge Loan Warrants expire in July 2002. The following table summarizes the Bridge Loan Warrants:



                          Number of Shares Issuable Upon Exercise of
                                    Bridge Loan Warrants
 Exercise Price of    ------------------------------------------------------
Bridge Loan Warrants  Originally Issued  Exercised   Currently Outstanding
--------------------  -----------------  ---------  ------------------------
       $9.01                220,833             0           220,833
       $0.01                339,167        40,298           298,869



This prospectus covers 220,833 shares issuable at $9.01 per share and 247,500 shares issuable at $0.01 per share. An additional 91,667 shares are issuable to one bridge loan creditor upon exercise of Bridge Loan Warrants at $0.01 per share, but this bridge loan creditor did not receive registration rights.


                                 USE OF PROCEEDS


         We previously issued warrants to purchase 4,061,500 shares of our common stock and 3,635,538 shares of common stock to the selling security holders listed on pages 16-17. We will not receive any of the proceeds from their sale of common stock or warrants by the selling security holders.


         However, we have reserved an additional 6,209,695 shares of common stock for issuance upon the exercise of outstanding warrants, without giving effect to additional shares that may be issued pursuant to anti-dilution provisions. We cannot be sure that warrant holders will exercise any of the warrants that are currently outstanding and thus, we may not receive any proceeds. The following table summarizes the net proceeds that we may receive upon exercise of outstanding warrants:


                                                           Cashless Exercise             Maximum Net
                           Warrants                            Provision                   Proceeds
         ---------------------------------------------    ---------------------     ---------------------
         IPO Warrants                                               No                   $4,541,000
         IPO Unit Warrants                                         Yes                      282,000
         Underwriter IPO Warrants                                  Yes                      476,000
         Private Placement Warrants                                 No                      659,000
         Private Placement Unit Warrants                           Yes                      102,000
         Underwriter Private Placement Warrants                    Yes                       81,000
         Hanson Warrants                                            No                    7,458,000
         Bridge Loan Warrants                                       No                    1,993,000
                                                                                    ---------------------
              Total                                                                     $15,592,000
                                                                                    ---------------------
                                                                                    ---------------------



As indicated in the table, the IPO Unit Warrants, Underwriter IPO Warrants, Private Placement Unit Warrants and Underwriter Private Placement Warrants provide for "cashless exercises." This allows the warrant holder to redeem outstanding warrants or other Rocky Mountain Internet securities in lieu of paying the cash exercise price. If warrant holders utilize their "cashless exercise" option, we will not receive any proceeds. The "Maximum Net Proceeds" column reflects the maximum proceeds that we would receive assuming that all warrant holders pay cash to exercise their warrants and excludes proceeds used to pay brokerage commissions. We are required to pay a five percent commission to the underwriter, Neidiger Tucker Bruner, Inc., upon the exercise of IPO Warrants and Private Placement Warrants. We have the right to redeem the IPO Warrants at $0.25 per warrant. For a more detailed description of the warrants, please refer to the "Description of Securities" section of the prospectus on pages 11-13.


         If we do receive proceeds from the exercise of warrants, we plan to use the net proceeds for general corporate purposes, including:


         -      repaying our obligations as they become due;


         -      financing capital expenditures; and


         -      working capital.


Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.


                              PLAN OF DISTRIBUTION


         The common stock and warrants covered by this prospectus may be offered and sold from time to time by the selling security holders, including in one or more of the following transactions:



         -      on the Nasdaq National Market;


         -      in the over-the-counter market;


         - in transactions other than on the Nasdaq National Market or in the over-the-counter market;


         - through brokers or dealers, or in direct transactions with purchasers;


         -      in connection with short sales;


         -      by pledge to secure debts and other obligations;


         - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

         -      in a combination of any of the above transactions.


         The selling security holders may sell their shares and warrants at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. If the selling security holders exercise their warrants to purchase common stock, we will issue an appropriate amount of common stock and cancel the underlying warrant upon:


         -      payment of the exercise price; or


         - if the outstanding warrant authorizes "cashless exercise," receipt of outstanding warrants in lieu of a cash payment of the exercise price.


         Brokers and dealers that are used will either receive discounts or commissions from the selling security holders, or will receive commissions from the purchasers. We have agreed to indemnify the selling security holders against liabilities, including liabilities arising under the Securities Act of 1933.

                            SELLING SECURITY HOLDERS


         The selling security holders listed below received common stock and warrants to purchase common stock of Rocky Mountain Internet in connection with prior securities offerings. The selling security holders listed below may use this prospectus to sell their common stock, their warrants or the common stock to be issued upon exercise of their warrants. The number of shares of common stock has been adjusted to reflect anti-dilution clauses contained in warrant agreements.



                                                                             Percentage of Common
                                                                              Stock Beneficially
                                                   Securities Which                  Owned
                                                     May be Sold           -------------------------
                                                  Pursuant to this           Before          After
         Selling Security Holder                     Prospectus             Offering       Offering
-------------------------------------------    -----------------------     -------------------------
Douglas H. Hanson                                5,430,000 Shares            41.3            3.3
                                                 3,925,000 Warrants
Metropolitan State College of Denver
     Foundation, Inc.                               50,000 Shares              *              *
Salvation Army                                      10,000 Shares              *              *
St. Anne's Episcopal School                         10,000 Shares              *              *
Neidiger Tucker Bruner, Inc.                         5,692 Shares              *              *
Eugene L. Neidiger                                  40,945 Shares              *              *
Charles C. Bruner                                   13,156 Shares              *              *
Robert L. Parrish                                   20,262 Shares              *              *
                                                     6,400 Warrants
J. Henry Morgan                                     22,201 Shares              *              *
                                                     7,200 Warrants
John J. Turk, Jr.                                    2,135 Shares              *              *
Carl A. Militello, Jr.                             129,631 Shares             1.3             *
                                                    53,500 Warrants
James E. Tarrillion                                 39,625 Shares              *              *
Jeff Kavy                                          115,420 Shares             1.2             *
John E. Tarrillion                                  39,625 Shares              *              *
Jim Clausius                                        19,013 Shares              *              *
Roger Marino                                        79,250 Shares              *              *
Michael Carney                                      51,513 Shares              *              *
David Leider                                       104,610 Shares             1.1             *
Robert & Patricia Werts                             15,850 Shares              *              *
Paul Davis                                         168,090 Shares             1.7             *
Burton Levy                                         87,175 Shares              *              *
MBM Young                                           53,855 Shares              *              *
Stephen Vento                                       15,850 Shares              *              *
Roswell and W. Monroe                               15,850 Shares              *              *
Mark Buntzman                                       19,813 Shares              *              *
Kent Searl                                           7,925 Shares              *              *
Steven D. Brown                                     19,813 Shares              *              *
Ellen Brown                                          9,907 Shares              *              *
Sarah Brown                                          9,907 Shares              *              *
Applied Telecommunications
     Technologies, Inc.                             71,325 Shares              *              *
Dennis Cameron                                       7,925 Shares              *              *
William Preston                                     19,813 Shares              *              *
Michael Sanchez                                     25,125 Shares              *              *
Kent Hultquist                                      12,562 Shares              *              *


                                         16



Susan Weinkranz                                     10,000 Shares              *              *
Donald & Migon McElvaney                            12,500 Shares              *              *
Frank & Lorraine Visciano                           12,500 Shares              *              *
Cambridge Holdings                                   6,250 Shares              *              *
Gregory Pusey Investments                            6,250 Shares              *              *
Schield Management Company                          12,500 Shares              *              *
Caribou Bridge Fund LLC                             17,500 Shares              *              *
Stuart Fullinwider                                  25,000 Shares              *              *
Jeremy J. Black                                     36,500 Shares              *              *
Kenneth Covell                                      15,000 Shares              *              *
John-Michael Keyes                                  15,000 Shares              *              *
Ronald Stevenson                                    68,202 Shares              *              *
Gregory A. Brown                                    19,164 Shares              *              *
Ronald Nicholl                                      17,182 Shares              *              *
Hare & Co.                                          24,978 Shares              *              *
Daffodil & Co.                                     152,487 Shares             1.5             *
Bear Stearns & Co.                                  11,000 Shares              *              *
Booth & Co.                                          9,073 Shares              *              *
Iceship                                              2,750 Shares              *              *
Mac & Co.                                            1,375 Shares              *              *
Indo Suez CM II, Inc.                               45,833 Shares              *              *
INGBaring Furman Selz, LLC                         175,000 Shares             1.7             *
ING (U.S.) Capital Corporation                      45,833 Shares              *              *
Novazen Inc.                                        25,000 Shares              *              *
David M. Lalande                                    16,667 Shares              *              *
Mercier Family Trust                                16,667 Shares              *              *
Timothy Guelker                                      2,732 Shares              *              *
WAMFAM 5 Inc.                                        2,186 Shares              *              *
Philip A. Reginelli                                    546 Shares              *              *
Kevin Jacobs                                           109 Shares              *              *
Clark & Co. f/a/o Costigan and
     Wollrab 401(k) Kevin Jacobs Trust                 273 Shares              *              *
William L. Galloway                                    273 Shares              *              *
David E. Weaver                                        273 Shares              *              *
David Wampler                                          164 Shares              *              *
Steve Osseck                                         4,098 Shares              *              *
Thomas Osseck, Sr.                                     546 Shares              *              *
James & Susan Smith, Joint Tenants                   4,098 Shares              *              *
Thomas Kowa, Trustee under the
     Jagger Steven Osseck Trust                        683 Shares              *              *
Thomas Kowa, Trustee under the Jade Rene
Osseck Trust                                           683 Shares              *              *



         Douglas H. Hanson is the Chief Executive Officer and Chairman of the Board of Directors of Rocky Mountain Internet. Neidiger Tucker Bruner, Inc. acted as our managing underwriter in conjunction with our initial public offering in 1996 and a private placement of securities in 1997. Eugene L. Neidiger, Anthony B. Petrelli, Charles C. Bruner, Robert L. Parrish, J. Henry Morgan, John J. Turk, Jr., Carl A. Militello, and Paul Davis are affiliates of Neidiger Tucker Bruner, Inc. Jeremy J. Black serves as Vice President - Infohiway of Rocky Mountain Internet. We lease switches and other telecommunications equipment from Advanced Telecommunications Technologies, Inc. None of the other selling security holders, nor their officers, directors and major shareholders, has held any material relationship with Rocky Mountain Internet or any of our affiliates within the past three years other than as an owner of our common stock.

                                  LEGAL MATTERS


         For the purposes of this offering, Hall & Evans, L.L.C., of Denver, Colorado, has given its opinion as to the validity of the securities offered in this prospectus. In addition, Brownstein Hyatt Farber & Strickland, P.C., of Denver, Colorado, has passed upon certain legal matters with respect to the securities offered in this prospectus.


                                     EXPERTS


         Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the year ended December 31, 1998 included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Baird, Kurtz and Dobson, independent accountants, have audited our consolidated financial statements and schedule as of December 31, 1997 and for each of the two years in the period then ended included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.


         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning Rocky Mountain Internet can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.


         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock:


         -      Current Report on Form 8-K, filed April 19, 1999;


         - Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and


         - The description of our common stock contained in our registration statement on Form 8-A, filed August 14, 1996.


We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:


                           Christopher J. Melcher
                           Vice President and General Counsel
                           Rocky Mountain Internet, Inc.

                           999 Eighteenth Street, Suite 2201
                           Denver, Colorado  80202
                           (303) 672-0700


You may also want to refer to our web site at WWW.RMI.NET.


         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Risk Factors..............................................................    2
Cautionary Note About Forward-Looking Statements..........................   10
Recent Developments.......................................................   11
Description of Securities.................................................   11
Use of Proceeds...........................................................   13
Plan of Distribution......................................................   13
Selling Stockholders......................................................   16
Legal Matters.............................................................   18
Experts...................................................................   18
Where You Can Find More Information.......................................   18



                                  COMMON STOCK
                                $0.001 PAR VALUE


                          ROCKY MOUNTAIN INTERNET, INC.


                                   PROSPECTUS


                                  APRIL ____, 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and Nasdaq filing fee, the amounts stated are estimates.



           SEC Registration Fee.....................       $9,750.00
           Nasdaq Filing Fee........................        7,500.00
           Printing and Engraving                          10,000.00
           Legal Fees and Expenses..................       30,000.00
           Accounting Fees and Expenses.............       10,000.00
           Miscellaneous                                    3,000.00
                                                      ---------------
           TOTAL....................................      $70,250.00
                                                      ---------------
                                                      ---------------



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Article 8 of the Registrant's Certificate of Incorporation, as amended, provides:


         "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended DGCL. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification."


         Section 5.1 of the Registrant's by-laws provides, in general, that the Registrant shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Registrant, or, by reason of the fact that such officer or director is or was serving at the request of the Registrant as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Registrant and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provides that the Registrant may also indemnify and advance expenses to employees or agents who are not officers or directors of the Registrant.


         The Registrant has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

ITEM 16.  EXHIBITS.



   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
   -------                       -----------------------
   2.04      Agreement and Plan of Reorganization and Liquidation by and Among
             Rocky Mountain Internet, Inc., DataXchange Network, Inc., and
             Certain of the Shareholders of DataXchange Network, Inc., dated as of December 8, 1998 (2)
   3.01      Certificate of Incorporation (1)
   3.02      Bylaws of Rocky Mountain Internet, Inc. (1)
   3.03      Certificate of Amendment of Certificate of Incorporation of Rocky
             Mountain Internet, Inc. (3)
   3.04      Certificate of Designations of Series B Convertible Preferred Stock
             (3)
   4.01      Form of Warrant Agreement dated September 5,1996 between Rocky
             Mountain Internet, Inc. and American
             Securities Transfer, Inc. (1)
   4.02      Form of Subordinated Convertible Promissory Note (1)
   4.03      Form of Lock-Up Agreement for Common Stockholders (1)
   4.04      Form of Lock-Up Agreement for Preferred Stockholders (1)
   4.05      Form of Lock-Up Agreement for Debenture Holders (1)
   4.06      Form of Stock Certificate (1)
   4.07      Form of Warrant Certificate (1)
   4.08      Warrant Agreement between Rocky Mountain Internet, Inc. and
             Douglas H. Hanson dated October 1, 1997 (4)
   4.09      1996 Employees' Stock Option Plan (5)
   4.10      1996 Non-Employee Directors' Stock Option Plan (5)
   4.11      Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan
             (6)
   4.12      1997 Stock Option Plan (7)
   4.12.1    First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997 Stock Option Plan (8)
   4.12.2    First Amendment to Incentive Stock Option Agreement pursuant to the
             Rocky Mountain Internet, Inc. 1997 Stock Option Plan (8)
   4.13      Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (9)
   4.14      Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock
             Option Plan (10)
   4.15      Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Koch Industries, Inc.
             (11)
   4.16      Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Advantage Fund II Ltd.
             (11)
   4.17      Form of Common Stock Purchase Warrant issued to Koch Industries,
             Inc., Advantage Fund II Ltd., Wharton Capital Partners Ltd., Leslie
             Bines, and Neidiger Tucker Bruner Inc. (11)
   4.18      Form of Registration Rights Agreement between Rocky Mountain
             Internet, Inc. and (i) Koch Industries, Inc.; and (ii) Advantage
             Fund II Ltd. (11)
   4.19      Form of Registration Rights Agreement between Rocky Mountain
             Internet and (i) Wharton Capital Partners Ltd.; (ii) Leslie Bines;
             and (iii) Neidiger Tucker Bruner Inc. (11)
   5.01      Opinion and Consent of Hall & Evans, L.L.C., as to legality of securities being registered **
   23.01     Consent of Ernst & Young LLP *
   23.02     Consent of Baird, Kurtz & Dobson *
   23.03     Consent of Hall & Evans, L.L.C. (included in Exhibit 5.01) **
   24.01     Power of Attorney (12)
   27.01     Financial Data Schedule (13)



   * Filed with this Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-3 pursuant to Rule 401 (Reg. No. 333-52731).


   **        Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.


(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.


(3) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.


(4) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.


(5) Incorporated by reference to documents filed with the Registrant's Initial Public Offering.


(6) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on September 26, 1997.


(7) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix A) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(8) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.


(9) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix B) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(10) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix C) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(11) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.


(12) Included in Part II of this Registration Statement under the caption "Signatures"


(13) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on April 21, 1999.


                                 ROCKY MOUNTAIN INTERNET, INC.
                                 a Delaware corporation
                                 By:   /s/ Douglas H. Hanson
                                       ------------------------------------
                                 Name:   Douglas H. Hanson
                                 Title:  Chief Executive Officer and Chairman of
                                         the Board of Directors (PRINCIPAL
                                         EXECUTIVE OFFICER)


                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:



NAME                                            TITLE                                         DATE
----                                            ----                                          ----
/s/ Douglas H. Hanson                           Chief Executive Officer and                   April 21, 1999
-----------------------------------------       Chairman of the Board of Directors
           Douglas H. Hanson                    (PRINCIPAL EXECUTIVE OFFICER)


/s/ Peter J. Kushar                             Chief Financial Officer and                   April 21, 1999
-----------------------------------------       Treasurer (PRINCIPAL FINANCIAL
            Peter J. Kushar                     OFFICER AND PRINCIPAL ACCOUNTING
                                                OFFICER)

/s/ Mary Beth Vitale *                          President, Chief Operating Officer            April 21, 1999
-----------------------------------------       and Director
            Mary Beth Vitale

/s/ D.D. Hock *                                 Director                                      April 21, 1999
-----------------------------------------
               D.D. Hock

/s/ Robert S. Grabowski *                       Director                                      April 21, 1999
-----------------------------------------
          Robert S. Grabowski

/s/ Lewis J. Silverberg *                       Director                                      April 21, 1999
-----------------------------------------
          Lewis J. Silverberg



* by Douglas H. Hanson, attorney-in-fact

                                  EXHIBIT INDEX



   EXHIBIT
   NUMBER                    DESCRIPTION OF DOCUMENT
   -------                   -----------------------
   2.04      Agreement and Plan of Reorganization and Liquidation by and Among
             Rocky Mountain Internet, Inc., DataXchange Network, Inc., and
             Certain of the Shareholders of DataXchange Network, Inc., dated as of December 8, 1998 (2)
   3.01      Certificate of Incorporation (1)
   3.02      Bylaws of Rocky Mountain Internet, Inc. (1)
   3.03      Certificate of Amendment of Certificate of Incorporation of Rocky
             Mountain Internet, Inc. (3)
   3.04      Certificate of Designations of Series B Convertible Preferred Stock
             (3)
   4.01      Form of Warrant Agreement dated September 5,1996 between Rocky
             Mountain Internet, Inc. and American Securities Transfer, Inc. (1)
   4.02      Form of Subordinated Convertible Promissory Note (1)
   4.03      Form of Lock-Up Agreement for Common Stockholders (1)
   4.04      Form of Lock-Up Agreement for Preferred Stockholders (1)
   4.05      Form of Lock-Up Agreement for Debenture Holders (1)
   4.06      Form of Stock Certificate (1)
   4.07      Form of Warrant Certificate (1)
   4.08      Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas
             H. Hanson dated October 1, 1997 (4)
   4.09      1996 Employees' Stock Option Plan (5)
   4.10      1996 Non-Employee Directors' Stock Option Plan (5)
   4.11      Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan
             (6)
   4.12      1997 Stock Option Plan (7)
   4.12.1    First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997 Stock Option Plan (8)
   4.12.2    First Amendment to Incentive Stock Option Agreement pursuant to the
             Rocky Mountain Internet, Inc. 1997 Stock Option Plan (8)
   4.13      Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (9)
   4.14      Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock
             Option Plan (10)
   4.15      Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Koch Industries, Inc.
             (11)
   4.16      Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Advantage Fund II Ltd.
             (11)
   4.17      Form of Common Stock Purchase Warrant issued to Koch Industries,
             Inc., Advantage Fund II Ltd., Wharton Capital Partners Ltd., Leslie
             Bines, and Neidiger Tucker Bruner Inc. (11)
   4.18      Form of Registration Rights Agreement between Rocky Mountain
             Internet, Inc. and (i) Koch Industries, Inc.; and (ii) Advantage
             Fund II Ltd. (11)
   4.19      Form of Registration Rights Agreement between Rocky Mountain
             Internet and (i) Wharton Capital Partners Ltd.; (ii) Leslie Bines;
             and (iii) Neidiger Tucker Bruner Inc. (11)
   5.01      Opinion and Consent of Hall & Evans, L.L.C., as to legality of securities being registered **
   23.01     Consent of Ernst & Young LLP *
   23.02     Consent of Baird, Kurtz & Dobson *
   23.03     Consent of Hall & Evans, L.L.C. (included in Exhibit 5.01) **
   24.01     Power of Attorney (12)
   27.01     Financial Data Schedule (13)



   * Filed with this Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-3 pursuant to Rule 401 (Reg. No. 333-52731).


   **        Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.


(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.


(3) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.


(4) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.


(5) Incorporated by reference to documents filed with the Registrant's Initial Public Offering.


(6) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on September 26, 1997.


(7) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix A) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(8) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.


(9) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix B) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(10) Incorporated by reference to the Registrant's Definitive Proxy Statement (Appendix C) on Schedule 14A, as filed with the Securities and Exchange Commission on February 13, 1998.


(11) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.


(12) Included in Part II of this Registration Statement under the caption "Signatures."


(13) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.